Exhibit 4.2

Bilibili Inc. Certificate Number Number of Shares INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME) THE AUTHORISED CAPITAL OF THE COMPANY IS USD 1,000,000.00 DIVIDED INTO (i) 100,000,000 CLASS Y ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH, (ii) 9,800,000,000 CLASS Z ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH, AND (iii) 100,000,000 SHARES OF PAR VALUE USD 0.0001 EACH THIS IS TO CERTIFY THAT OF IS THE REGISTED HOLDER OF fully paid CLASS Z ORDINARY share(s) of USD 0.0001 each IN THE COMPANY Bilibili Inc. (the "Company") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this day of Director